UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2004

DIGITAL IMPACT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27787	94-3286913

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 Bovet Road
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 356-3400
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 1, 2004, Digital Impact entered into a Loan and Security Agreement with Silicon Valley Bank that provides for an $8.0 million revolving line of credit. The revolving line of credit can be used to (i) borrow revolving loans for working capital and general corporate purposes, (ii) issue letters of credit, (iii) enter into foreign exchange forward contracts, and (iv) support certain cash management services. Revolving loans will bear interest at a floating rate of interest equal to the greater of Silicon Valley Bank’s prime rate or 4.0%.

On September 30, 2005, the revolving line of credit matures and Silicon Valley Bank’s commitment to extend revolving loans under the Loan and Security Agreement terminates. However, at Digital Impact’s election, up to $5.0 million of any outstanding revolving loans may be converted into a term loan that is payable in thirty-six equal monthly installments of principal and interest beginning on November 1, 2005. The term loan will bear interest at Digital Impact’s option at either (i) a floating rate of interest equal to the greater of Silicon Valley Bank’s prime rate or 4.0% or (ii) a fixed rate of interest equal to the average weekly yield of 36-month U.S. Treasury obligations in effect on October 1, 2005, plus 4.0%. Term loans bearing interest based upon Silicon Valley Bank’s prime rate may be prepaid in whole, or in part, upon 5 business days’ notice at any time without penalty or premium. Term loans bearing interest based upon the average weekly yield of 36-month U.S. Treasury obligations plus 4.0% may be prepaid in whole, but not in part, upon 2 business days’ notice, provided that such prepayments shall be accompanied with a premium equal to (i) 2.0% of the outstanding term loan if prepayment is made on or before October 1, 2006, (ii) 1% of the outstanding term loan if prepayment is made on or before October 1, 2007, or (iii) 0.5% of the outstanding term loan if prepayment is made after October 1, 2007. If Digital Impact fails to meet a minimum quarterly revenue covenant, then the applicable interest rate for revolving and term loans under the Loan and Security Agreement will increase 0.5% starting in the subsequent quarter and continuing until the minimum quarterly revenue covenant is met in a subsequent quarter.

The revolving and term loans under the Loan and Security Agreement are secured by a first priority lien on substantially all of the assets of Digital Impact, excluding intellectual property. The Loan and Security Agreement requires Digital Impact to maintain a minimum adjusted quick ratio covenant and a minimum revenue covenant. In addition, Digital Impact is required to comply with covenants that limit Digital Impact’s ability to, among other things, dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, pay dividends, or repurchase stock.

The Loan and Security Agreement includes events of default that, include among other things, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, cross default to certain other indebtedness, bankruptcy and insolvency events, change of control and material judgments. The occurrence of an event of default will increase the applicable rate of interest by 2.0% and could result in the acceleration of Digital Impact’s obligations under the Loan and Security Agreement and foreclosure on the collateral securing its obligations under the Loan and Security Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated October 1, 2004, by and between Silicon Valley Bank and Registrant

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Impact, Inc.

By:	/s/ DAVID OPPENHEIMER

David Oppenheimer
Senior Vice President, Finance and
Chief Financial Officer

Date: October 6, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated October 1, 2004, by and between Silicon Valley Bank and Registrant